Exhibit (c)(iii)

County Bank Corp Stock Valuation As of 6/30/05 Prepared by: Austin Associates, LLC September 7, 2005

Valuation Overview Purpose of Valuation - Cash-out price to be paid in going-private transaction Standard of Value - Fair market value defined - Fair value under Michigan statute Level of Value - Minority interest valuation Valuation Approaches

Valuation Overview (continued) Valuation Approaches - Discounted cash flow value - Net asset value - Market comparable values - Market price Fair Market Value Conclusion

Valuation Results 6/30/05 Discounted Cash Flow Value $41.36 Net Asset Value $34.07 Minority Share Trading Price to Tangible Book Ratio $50.36 Price to Earnings Multiple $52.05 Control Level Value w/Minority Discount Price to Tangible Book Ratio $48.61 Price to Earnings Multiple $48.80 Market Price (2005 Range) $52.30 - $65.00 Indication of Value $50.00 Marketability Discount 0% Fair Market Value $50.00 % of Tangible Book Value 184% Multiple of LTM Core EPS 15.4

Valuation Overview (continued) Fair Market Value/Fair Value - $50.00 per share Fairness of Transaction - Type of transaction - Impact to remaining shareholders - Other relevant factors Refer to Tables 1 and 2 following for historical market information

Pro Forma Impact Shareholder Repurchase Analysis Number of Shares to be Cashed-Out Immediate Capital Impact/Funding Issues Impact to ROE, EPS and Other Performance Ratios

Pro Forma Impact (continued) 6/30/05 Pro Forma at Prices of: Pro Forma at Prices of: Pro Forma at Prices of: Actual $50.00 $52.50 $55.00 Shares Repurchased - 58,276 58,276 58,276 Total Repurchase(1) - $2,999 $3,144 $3,290 Tier 1 Leverage Ratio 11.37% 10.74% 10.69% 10.64% Total Risk-Based Ratio 17.65% 16.62% 16.54% 16.46% ROE 11.38% 12.87% 12.92% 12.98% EPS $1.56 $3.56 $3.56 $3.55 BVPS $27.57 $28.12 $27.98 $27.84 Yrs. To Recover BVPS Dilution - 4.9 5.5 6.1 Estimated IRR - 13.1% 12.6% 12.1% (1)Includes $85,000 of transaction costs

Conclusions FMV and Fair Value approximate $50.00 per share Range of fairness considering all factors $50.00 - $55.00 per share Leverage and risk-based ratios remain well in excess of well-capitalized levels without outside financing EPS and ROE enhanced for remaining shareholders Payback periods and IRR acceptable